Exhibit 99.1

Penns Woods Bancorp, Inc. Announces Stock Repurchase Program

Jersey Shore, PA, April 25, 2006 - Ronald A. Walko, President and CEO of Penns Woods Bancorp, Inc., (NASDAQ: PWOD) has announced that the Company’s Board of Directors has authorized the repurchase of 5% of the outstanding shares of the Company. The repurchase plan is for a one year period and allows for the repurchase of up to 197,000 shares or approximately 5% of the 3,941,787 shares outstanding. The repurchase program is replacing the recently completed August 2000 plan that authorized the repurchase of 5% of the then outstanding shares.

Repurchases are authorized to be made by the Company from time to time at the prevailing market prices on the open market in block trades or in privately negotiated transactions as, in management’s opinion, market conditions warrant. Shares repurchased will be held in Treasury.

“The repurchase of shares will allow the Company to manage its capital position more effectively, increase earnings per share, and provide added liquidity for stockholders,” commented Mr. Walko. “The repurchase plan, in addition to our strong dividend yield, provides a strong base to meet our objective to provide an acceptable return to our shareholders.”

Penns Woods Bancorp, Inc. is a bank holding company, with assets of $579,397 million, headquartered in Jersey Shore, Pennsylvania. Banking services are provided by its subsidiary, Jersey Shore State Bank, through 12 branch offices in Lycoming, Clinton and Centre Counties. Investment and insurance products are also offered through the bank’s subsidiary, The Comprehensive Financial Group. Penns Woods Bancorp, Inc. stock trades on the NASDAQ National Market under the symbol PWOD.

Note: This press release may contain certain “forward-looking statements” including statements concerning plans, objectives, future events or performance and assumptions and other statements, which are other than statements of historical fact. PWOD cautions readers that the following important factors, among others, may have affected and could in the future affect actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of PWOD herein:  (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board, or of changes in the Company’s organization, compensation and benefit plans; (iii) the effect on PWOD’s competitive position within its market area of the increasing consolidation within the banking and financial services industries, including the increased competition from larger regional and out-of-state banking organizations as well as non-bank providers of various financial services; (iv) the effect of changes in interest rates; and (v) the effect of changes in the business cycle and downturns in the local, regional or national economies.

Previous press releases and additional information can be obtained from the company’s web site at www.jssb.com.

Contact:	Ronald A. Walko
(570) 322-1111
(888) 412-5772 (Toll-Free in Pennsylvania)
jssb@jssb.com